Exhibit 23.1
Creason & Associates, P.L.L.C.
7170 S. Braden Ave., Suite 100
Tulsa, Oklahoma 74136
Phone: (918) 481-5355 Fax: (918) 481-5771
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the USN Corporation 2006 Equity Compensation Plan of our report dated July 28, 2005, except as to the first paragraph of note 16, as to which the date is August 2, 2005, with respect to the consolidated financial statements of USN Corporation included in its Annual Report (Form 10-KSB) for the year ended March 31, 2005, filed with the Securities and Exchange Commission.

/s/ Creason & Associates, P.L.L.C.
Tulsa, Oklahoma
May 24, 2006